Exhibit 8.1

June 17, 2026

Global Net Lease, Inc.

650 Fifth Avenue, 30th Floor

New York, New York 10019

Re: Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as tax counsel to Global Net Lease, Inc., a Maryland corporation (“Parent”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 3, 2026 (as amended or modified through the date hereof, the “Merger Agreement”), by and among Parent, Global Net Lease Operating Partnership, L.P., a Delaware limited partnership and subsidiary of Parent (“Parent OpCo”), GNL Motion Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parent (“Company Merger Sub”), GNL Motion OpCo Merger Sub, LLC, a Delaware limited liability company and direct wholly owned subsidiary of GNL OP (“OpCo Merger Sub”), Modiv Industrial, Inc., a Maryland corporation (the “Company”), and Modiv Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), in which (i) the Company will merge with and into Company Merger Sub (the “REIT Merger”), with Company Merger Sub being the surviving company in the REIT Merger, and (ii) contemporaneously with, or immediately following, the consummation of the REIT Merger, OpCo Merger Sub will merge with and into the Partnership, with the Partnership being the surviving entity and a wholly owned subsidiary of Parent OpCo (the “OpCo Merger” and together with the REIT Merger, collectively, the “Mergers”), and the preparation and filing of the joint proxy statement and prospectus (the “Joint Proxy Statement/Prospectus”) included as part of the registration statement on Form S-4, Registration No. 333-296382 (including any exhibits and all other documents contained therein, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. We have been asked to provide an opinion regarding the accuracy and fairness of the discussion in the Joint Proxy Statement/Prospectus under the captions “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences Regarding GNL’s Taxation as a REIT” and “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences to Holders of GNL Common Stock.” All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (the “Treasury Regulations”) (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history as of the date hereof. These provisions and interpretations are subject to differing interpretations or change at any time, which may or may not be retroactive in effect, and which might result in modifications of our opinions. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the Internal Revenue Service (“IRS”) or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if so asserted by the IRS.

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Global Net Lease, Inc.

June 17, 2026

In rendering our opinion, we have made such factual and legal examinations, including an examination of such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate, including, but not limited to, the following: (1) the Registration Statement, including the Joint Proxy Statement/Prospectus; (2) the Merger Agreement; (3) the Articles of Restatement of Parent, as amended or supplemented through the date hereof; (4) the Articles of Amendment and Restatement of the Company, as amended or supplemented through the date hereof; (5) all Articles Supplementary of Parent and the Company, filed through the date hereof; (6) the Second Amended and Restated Agreement of Limited Partnership of Parent OpCo, dated June 2, 2015, as amended through the date hereof; (7) the Fourth Amended and Restated Limited Partnership Agreement of the Partnership, dated February 3, 2025, as amended through the date hereof; (8) public filings of Parent with the Securities and Exchange Commission such as Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K; (9) public filings of the Company with the Securities and Exchange Commission such as Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K; and (10) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. The opinions set forth in this letter also are based on certain written factual representations and covenants made by an officer of Parent, in Parent’s own capacity and in its capacity as the general partner of Parent OpCo, in a letter to us of even date herewith (the “Officer’s Certificate”) relating to, among other things, those factual matters as are germane to the determination that Parent and Parent OpCo, and the entities in which they hold direct or indirect interests, have been and will be formed, owned, and operated in such a manner that Parent has satisfied and will continue to satisfy the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes (a “REIT”) under the Code (collectively, the Officer’s Certificate and the documents described in the immediately preceding sentence are referred to herein as the “Reviewed Documents”).

In our review, we have assumed, with the consent of Parent, that all of the factual representations, covenants, and statements set forth in the Reviewed Documents are true, correct, and complete, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. Moreover, we have assumed that Parent and Parent OpCo each will be operated in the manner described in the relevant Reviewed Documents. We have, consequently, assumed and relied on Parent’s representations that the information presented in the Reviewed Documents (including, without limitation, the Officer’s Certificates and the exhibits thereto) accurately and completely describe all material facts relevant to our opinion. We have not undertaken any independent inquiry into, or verification of, these facts for the purpose of rendering this opinion. Although we have reviewed all representations made to us to determine their reasonableness, we have no assurance that they are or will ultimately prove to be accurate. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or Reviewed Documents in a material way. Our opinion is conditioned on the continuing accuracy and completeness of such representations, covenants and statements. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Reviewed Documents may affect our conclusions set forth herein.

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com

Global Net Lease, Inc.

June 17, 2026

We also have assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Based upon, and subject to the foregoing and the discussion below, we hereby confirm that the discussion in the Registration Statement under the captions “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences Regarding GNL’s Taxation as a REIT” and “Material U.S. Federal Income Tax Consequences – Material U.S. Federal Income Tax Consequences to Holders of GNL Common Stock,” insofar as it purports to describe matters of U.S. federal income tax law and legal conclusions with respect thereto, is a fair and accurate summary of the matter set forth therein in all material respects.

We express no opinion on any issue relating to Parent other than as expressly set forth above. This opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue

This opinion letter is rendered to Parent for Parent’s use in connection with the Registration Statement and may be relied on by Parent and Parent’s stockholders. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, filed with any governmental agency, or relied upon by any other person for any other purpose (other than as required by law) without our express written consent.

We consent to the use of our name wherever it appears in the Registration Statement and to the use of this opinion letter for filing as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder

Sincerely yours,

/s/ Greenberg Traurig LLP

Greenberg Traurig, LLP | Attorneys at Law
www.gtlaw.com